                                                                    Exhibit d.19

                                 AMENDMENT NO. 1
                                       TO
                        INVESTMENT SUB-ADVISORY AGREEMENT

     THIS AMENDMENT NO. 1 TO INVESTMENT SUB-ADVISORY AGREEMENT (the "Amendment") is effective as of June 20, 2005 by and among THE VARIABLE ANNUITY LIFE INSURANCE COMPANY ("VALIC") and A I M Capital Management, Inc. (the "Sub-Adviser").

                                    RECITALS

          WHEREAS, VALIC and VALIC Company I ("VC I") (formerly North American Funds Variable Product Series I) entered into an Investment Advisory Agreement dated January 1, 2002, with respect to the Covered Funds reflected in Schedule A; and

          WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated December 20, 2004 (the "Agreement"), with respect to the VC I Covered Funds with the Sub-Adviser; and

          WHEREAS, the parties wish to amend Schedule A to the Agreement to reflect the addition as a Covered Fund of the International Growth I Fund; and

          NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:

          1. Schedule A Amendment. Schedule A to the Agreement is hereby amended to reflect the addition of the new Covered Fund set forth below. The revised Schedule A is also attached hereto.

               Covered Fund                  Fee
               ------------                  ---
               International Growth I Fund   0.525% on the first $250million
                                             0.50% on the next $250million
                                             0.475% over $500 million

               Sub-Adviser shall manage a portion of the assets of the International Growth I Fund and shall be compensated on that portion as noted above.

          2. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

          3. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

          4. Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first above written.

THE VARIABLE ANNUITY LIFE
INSURANCE COMPANY                       A I M CAPITAL MANAGEMENT, INC.


By: /s/ Evelyn M. Curran                By: /s/ Benjamin A. Hock, Jr.
    ---------------------------------       ------------------------------------
Name: Evelyn M. Curran                  Name: Benjamin A. Hock, Jr.
Title: Senior Vice President            Title: Managing Director

                                   SCHEDULE A

                             Effective June 20, 2005

Annual Fee computed at the following annual rate, based on average daily net asset value for each month on that portion of the assets managed by Sub-Adviser, and payable monthly:

Covered Fund                  Fee
------------                  ---
International Growth I Fund   0.525% on the first $250million
                              0.50% on the next $250million
                              0.475% over $500 million

Large Capital Growth Fund     0.425% on first $250 million
                              0.375% on next $250 million
                              0.325% over $500 million